As filed with the Securities and Exchange Commission on December 10, 2002

Registration No. 333-101309

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO
FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UTi Worldwide Inc.

(Exact name of Registrant as specified in its charter)

British Virgin Islands	Inapplicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9 Columbus Centre, Pelican Drive Road Town, Tortola British Virgin Islands (Telephone: (284) 494-4567)	c/o UTi, Services, Inc. 19443 Laurel Park Road, Suite 111 Rancho Dominguez, CA 90220 USA (Telephone: (310) 604-3311)
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue
New York, New York 10011
(Telephone: (212) 894-8940)
(Name, address and telephone number of agent for service)

Please address a copy of all communications to:

Stephen D. Cooke, Esq. Ralph H. Winter, Esq. Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive Seventeenth Floor Costa Mesa, California 92626-1924 (714) 668-6200	Rodney R. Peck, Esq. Patricia F. Young, Esq. Pillsbury Winthrop LLP 50 Fremont Street San Francisco, California 94105-2228 (415) 983-1000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

      The International Business Companies Act, 1984 of the British Virgin Islands permits an international business company to indemnify directors and officers and permits an international business company to acquire insurance for directors and officers.

      Our Articles of Association provide that, to the fullest extent permitted by the laws of the British Virgin Islands or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

      Under the Articles of Association, we are empowered to indemnify our directors and officers as follows:

“1. Subject to the limitations hereinafter provided, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b) is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

2. The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

3. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

4. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

5. If a person to be indemnified has been successful in defense of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

6. The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.”

Item 9.	Exhibits

Exhibit	Description

1.1	Form of Underwriting Agreement
2.1	Stock Purchase Agreement among Samuel Clarke, Jr., Claude M. Walker, Jr., James H. Walker, Standard Corporation and Union Transport (U.S.) Holdings, Inc., dated as of October 11, 2002†*
4.1	Memorandum of Association of the registrant**
4.2	Articles of Association of the registrant, as amended***
4.3	Specimen Certificate for Ordinary Shares****
4.4	Amended and Restated Registration Rights Agreement among PTR Holdings Inc., Union-Transport Holdings Inc. and the registrant
5.1	Opinion of Harney Westwood & Riegels regarding the validity of ordinary shares
23.1	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney*

†	Confidential treatment requested as to certain portions of this exhibit which have been filed separately with the Securities and Exchange Commission.

*	Previously filed.

**	Filed as part of Amendment No. 1 to the registrant’s Registration Statement on Form F-1 (No. 333-47616) on October 30, 2000.

***	Filed as Exhibit 99.2 to the registrant’s Report on Form 6-K on June 6, 2002.

****	Filed as part of the registrant’s Registration Statement on Form F-1 (No. 333-47616) on October 10, 2000.

Item 10.	Undertakings

      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon

Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Dominguez, State of California, on December 10, 2002.

UTi WORLDWIDE INC.

By:	/s/ ROGER I. MACFARLANE

Roger I. MacFarlane
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ ROGER I. MACFARLANE Roger I. MacFarlane		Chief Executive Officer and Director (Principal Executive Officer and United States Authorized Representative)	December 10, 2002

/s/ PETER THORRINGTON* Peter Thorrington		President, Chief Operating Officer and Director	December 10, 2002

/s/ MATTHYS J. WESSELS* Matthys J. Wessels		Chairman of the Board of Directors, Chief Executive Officer African Region and Director	December 10, 2002

/s/ ALAN C. DRAPER* Alan C. Draper		Executive Vice President, President — Asia Pacific Region and Director	December 10, 2002

/s/ LAWRENCE R. SAMUELS Lawrence R. Samuels		Senior Vice President — Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	December 10, 2002

/s/ WILLIAM H. DAVIDSON* William H. Davidson		Director	December 10, 2002

/s/ LEON J. LEVEL* Leon J. Level		Director	December 10, 2002

/s/ ALLAN M. ROSENZWEIG* Allan M. Rosenzweig		Director	December 10, 2002

/s/ J. SIMON STUBBINGS* J. Simon Stubbings		Director	December 10, 2002

*By:	/s/ ROGER I. MACFARLANE Roger I. MacFarlane Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description

1.1	Form of Underwriting Agreement
2.1	Stock Purchase Agreement among Samuel Clarke, Jr., Claude M. Walker, Jr., James H. Walker, Standard Corporation and Union Transport (U.S.) Holdings, Inc., dated as of October 11, 2002†*
4.1	Memorandum of Association of the registrant**
4.2	Articles of Association of the registrant, as amended***
4.3	Specimen Certificate for Ordinary Shares****
4.4	Amended and Restated Registration Rights Agreement among PTR Holdings Inc., Union-Transport Holdings Inc. and the registrant
5.1	Opinion of Harney Westwood & Riegels regarding the validity of ordinary shares
23.1	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney*

†	Confidential treatment requested as to certain portions of this exhibit which have been filed separately with the Securities and Exchange Commission.

*	Previously filed.

**	Filed as part of Amendment No. 1 to the registrant’s Registration Statement on Form F-1 (No. 333-47616) on October 30, 2000.

***	Filed as Exhibit 99.2 to the registrant’s Report on Form 6-K on June 6, 2002.

****	Filed as part of the registrant’s Registration Statement on Form F-1 (No. 333-47616) on October 10, 2000.